ANNUAL REPORT
Chevy Chase Home Loan Trust 1996-1
$ 153,521,000 7.15% Asset Backed Certificates
For the Year Ended December 31, 1997




         PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
            DIST        DIST       LOSSES    LOSS %     DELQ.        %
        ____________ ___________ ___________ ________ ____________ _______
 Jan-97           0     914,729     460,440    4.23%    5,753,240    4.40%
 Feb-97           0     914,729     414,144    3.23%    5,026,713    3.27%
 Mar-97           0     914,729     577,024    4.61%    5,360,019    3.57%
 Apr-97           0     914,729     558,641    4.28%    5,988,485    3.82%
 May-97           0     914,729     274,708    2.16%    5,128,028    3.36%
 Jun-97           0     914,729     709,065    5.75%    6,228,861    4.21%
 Jul-97           0     914,729     751,713    6.27%    6,466,587    4.50%
 Aug-97           0     914,729     705,737    6.12%    6,466,216    4.67%
 Sep-97           0     914,729     809,319    7.24%    6,596,659    4.92%
 Oct-97           0     914,729     780,798    6.21%   10,548,595    6.99%
 Nov-97  12,940,862     914,729     729,264    5.99%   12,621,933    8.64%
 Dec-97           0     837,623     778,255    6.61%   10,748,430    7.61%
        ____________ ___________ ___________
 Totals  12,940,862  10,899,646   7,549,108

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.